UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*
                                  ------------


                                   EXULT, INC.
                                   -----------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)


                                    302284104
                                    ---------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [_]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CP NO. 302284104                   SCHEDULE 13G                     Page 2 of 13
       ---------
--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization          Delaware

--------------------------------------------------------------------------------

Number of Shares  (5)      Sole Voting Power           0
Beneficially      (6)      Shared Voting Power         52,698,745
Owned by Each     (7)      Sole Dispositive Power      0
Reporting Person  (8)      Shared Dispositive Power    52,698,745

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  52,698,745
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9    62.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                           00

--------------------------------------------------------------------------------

CP NO. 302284104                   SCHEDULE 13G                     Page 3 of 13
       ---------
--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners 54, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization          Delaware

--------------------------------------------------------------------------------

Number of Shares  (5)      Sole Voting Power           0
Beneficially      (6)      Shared Voting Power         52,698,745
Owned by Each     (7)      Sole Dispositive Power      0
Reporting Person  (8)      Shared Dispositive Power    52,698,745

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  52,698,745
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9    62.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                           PN

--------------------------------------------------------------------------------

CP NO. 302284104                   SCHEDULE 13G                     Page 4 of 13
       ---------
--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners 57, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization          Delaware

--------------------------------------------------------------------------------

Number of Shares  (5)      Sole Voting Power           0
Beneficially      (6)      Shared Voting Power         52,698,745
Owned by Each     (7)      Sole Dispositive Power      0
Reporting Person  (8)      Shared Dispositive Power    52,698,745

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  52,698,745
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9    62.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                           PN

--------------------------------------------------------------------------------

CP NO. 302284104                   SCHEDULE 13G                     Page 5 of 13
       ---------
--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners 60, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization          Delaware

--------------------------------------------------------------------------------

Number of Shares  (5)      Sole Voting Power           0
Beneficially      (6)      Shared Voting Power         52,698,745
Owned by Each     (7)      Sole Dispositive Power      0
Reporting Person  (8)      Shared Dispositive Power    52,698,745

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  52,698,745
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9    62.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                           PN

--------------------------------------------------------------------------------

CP NO. 302284104                   SCHEDULE 13G                     Page 6 of 13
       ---------
--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAP Coinvestment Partners, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization          New York

--------------------------------------------------------------------------------

Number of Shares  (5)      Sole Voting Power           0
Beneficially      (6)      Shared Voting Power         52,698,745
Owned by Each     (7)      Sole Dispositive Power      0
Reporting Person  (8)      Shared Dispositive Power    52,698,745

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  52,698,745
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9    62.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                           PN

--------------------------------------------------------------------------------

CP NO. 302284104                   SCHEDULE 13G                     Page 7 of 13
       ---------
--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAP Coinvestment Partners II, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization          Delaware

--------------------------------------------------------------------------------

Number of Shares  (5)      Sole Voting Power           0
Beneficially      (6)      Shared Voting Power         52,698,745
Owned by Each     (7)      Sole Dispositive Power      0
Reporting Person  (8)      Shared Dispositive Power    52,698,745

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  52,698,745
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9    62.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                           PN

--------------------------------------------------------------------------------

CP NO. 302284104                   SCHEDULE 13G                     Page 8 of 13
       ---------

                  This Schedule 13G is filed by the undersigned (the "Statement"), with respect to the shares of common stock, par value $.01 per share (the "Common Stock"), of Exult, Inc. (the "Company").

Item 1.           (a)      NAME OF ISSUER

                  Exult, Inc.

                  (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  4 Park Plaza, Suite 1000
                  Irvine, CA 92614

Item 2.           (a)      NAMES OF PERSONS FILING

                  General Atlantic Partners, LLC ("GAP")
                  General Atlantic Partners 54, L.P. ("GAP 54")
                  General Atlantic Partners 57, L.P. ("GAP 57")
                  General Atlantic Partners 60, L.P. ("GAP 60")
                  GAP Coinvestment Partners, L.P. ("GAPCO")
                  GAP Coinvestment Partners II, L.P. ("GAPCO II", and together with GAP, GAP 54, GAP 57, GAP 60 and GAPCO, the "Reporting Persons")

                  (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

                  c/o General Atlantic Service Corporation
                  3 Pickwick Plaza
                  Greenwich, CT 06830

                  (c)      CITIZENSHIP

                  GAP -- Delaware
                  GAP 54 -- Delaware
                  GAP 57 -- Delaware
                  GAP 60 -- Delaware
                  GAPCO -- New York
                  GAPCO II - - Delaware

                  (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock, par value $.01 per share (the "Shares")

                  (e)      CUSIP NUMBER

                  302284104

CP NO. 302284104                   SCHEDULE 13G                     Page 9 of 13
       ---------

Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

Item 4. As of December 31, 2000, GAP, GAP 54, GAP 57, GAP 60, GAPCO and GAPCO II each owned of record no Shares, 25,186,335 Shares, 6,025,715 Shares, 11,689,365 Shares, 4,191,300 Shares
                  and 5,606,030 Shares, respectively, or 0.0%, 29.6%, 7.1%,
                  13.8%, 4.9% and 6.6%, respectively, of the issued and outstanding Shares. The general partner of GAP 54, GAP 57 and GAP 60 is GAP. The managing members of GAP are Steven A. Denning, Peter L. Bloom, David C. Hodgson, William O. Grabe, William E. Ford, Clifton S. Robbins, Franchon M. Smithson, Matthew Nimetz, Mark F. Dzialga, Klaus Esser, Rene M. Kern and John Wong (collectively, the "GAP Managing Members"). Messrs. Denning and Dzialga are directors of the Company. The GAP Managing Members (other than Mr. Esser) are the general partners of GAPCO and GAPCO II. By virtue of the fact that the GAP Managing Members are also the general partners authorized and empowered to vote and dispose of the securities held by GAPCO and GAPCO II, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares which each of them owns of record. Accordingly, as of December 31, 2000, each of the Reporting Persons may be deemed to own beneficially an aggregate of 52,698,745 Shares or 62.0% of the issued and outstanding Shares. Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 52,698,745 Shares that may be deemed to be owned beneficially by each of them.

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  See Item 4.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  See Item 4.

                  Item 9. NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

Item 10.          CERTIFICATION

                  Not applicable.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CP NO. 302284104                   SCHEDULE 13G                    Page 10 of 13
       ---------

                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2001


                              GENERAL ATLANTIC PARTNERS, LLC


                              By:  /s/  Thomas J. Murphy
                                   --------------------------------------------
                                   Name:   Thomas J. Murphy
                                   Title:  Attorney-in-Fact


                              GENERAL ATLANTIC PARTNERS 54, L.P.


                              By:  General Atlantic Partners, LLC
                                   its General Partner


                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:  Thomas J. Murphy
                                        Title: Attorney-in-Fact


                              GENERAL ATLANTIC PARTNERS 57, L.P.


                              By:  General Atlantic Partners, LLC
                                   its General Partner


                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:  Thomas J. Murphy
                                        Title: Attorney-in-Fact


                              GENERAL ATLANTIC PARTNERS 60, L.P.


                              By:  General Atlantic Partners, LLC
                                   its General Partner


                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:  Thomas J. Murphy
                                        Title: Attorney-in-Fact

CP NO. 302284104                   SCHEDULE 13G                    Page 11 of 13
       ---------


                              GAP COINVESTMENT PARTNERS, L.P.


                              By:  /s/  Thomas J. Murphy
                                   --------------------------------------------
                                   Name:   Thomas J. Murphy
                                   Title:  Attorney-in-Fact


                              GAP COINVESTMENT PARTNERS II. L.P.


                              By:  /s/  Thomas J. Murphy
                                   --------------------------------------------
                                   Name:   Thomas J. Murphy
                                   Title:  Attorney-in-Fact

CP NO. 302284104                   SCHEDULE 13G                    Page 12 of 13
       ---------

                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13D-(k)(1)


                  The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated as of February 13, 2001


                              GENERAL ATLANTIC PARTNERS, LLC


                              By:  /s/  Thomas J. Murphy
                                   --------------------------------------------
                                   Name:   Thomas J. Murphy
                                   Title:  Attorney-in-Fact


                              GENERAL ATLANTIC PARTNERS 54, L.P.


                              By:  General Atlantic Partners, LLC
                                   its General Partner


                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:  Thomas J. Murphy
                                        Title: Attorney-in-Fact


                              GENERAL ATLANTIC PARTNERS 57, L.P.


                              By:  General Atlantic Partners, LLC
                                   its General Partner


                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:  Thomas J. Murphy
                                        Title: Attorney-in-Fact

CP NO. 302284104                   SCHEDULE 13G                    Page 13 of 13
       ---------


                              GENERAL ATLANTIC PARTNERS 60, L.P.


                              By:  General Atlantic Partners, LLC
                                   its General Partner


                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:  Thomas J. Murphy
                                        Title: Attorney-in-Fact


                              GAP COINVESTMENT PARTNERS, L.P.


                              By:  /s/  Thomas J. Murphy
                                   --------------------------------------------
                                   Name:   Thomas J. Murphy
                                   Title:  Attorney-in-Fact


                              GAP COINVESTMENT PARTNERS II, L.P.


                              By:  /s/  Thomas J. Murphy
                                   --------------------------------------------
                                   Name:   Thomas J. Murphy
                                   Title:  Attorney-in-Fact